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                                                                    EXHIBIT 99.5


                                  CORZON, INC.
================================================================================


                                  CORZON, INC.
   ANNOUNCES NEW EXECUTIVE OFFICERS, PROPOSED NAME CHANGE AND REVERSE SPLIT AT
                     FIRST MEETING OF NEW BOARD OF DIRECTORS



ATLANTA, GEORGIA - Corzon, Inc. (OTC-BB: CRZN), an international telecommunications company, held the first meeting of its newly comprised Board of Directors on February 1, 2001. The board appointed William S. Woulfin - Chairman of the Board and Chief Executive Officer; W. Dale Smith - President; James D. Grenfell -Vice President, Chief Financial Officer and Treasurer; Reginald P. McFarland - Vice President, Chief Technology Officer; Michael Britt
- Vice President, Operations; and Lawrence Shatsoff - Vice President, Secretary as the new Executive Officers.

At the same meeting, the Board voted to recommend to the Corzon shareholders, and to submit for their approval, the change in the name of the company from Corzon, Inc. to LecStar Corporation. Corzon recently acquired by merger all of the outstanding stock of LecStar Communications Corporation in a transaction in which the shareholders of LecStar received approximately 80% of the outstanding common stock of Corzon on a non-diluted basis. If the shareholders approve the name change, Corzon expects to apply to have its ticker symbol changed to correspond with its new name.

Additionally, included in other resolutions voted and approved by the Board was the recommendation to submit to Corzon's shareholders for their approval, a one-for-sixty reverse split of the outstanding common stock of Corzon.

Corzon is headquartered in Connecticut. The officers of LecStar Corporation intend to move the corporate headquarters to Atlanta, Georgia and keep an office in Connecticut. Contact Chad Smith, Director of Corporate Development at 404-659-9500 / chad@lecstar.com or Larry Shatsoff, Vice President, at 203-333-6389.


Note: Statements in this press release which are not historical may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Corzon believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, they can give no assurance that their expectations will be attained. Factors that could cause actual results to differ materially from Corzon's expectations include integration of the recent acquisition of LecStar by Corzon, pending investments, continued availability to originate new investments, the availability and cost of capital for future investments, competition within the industry, economic conditions and other risks detailed from time to time in Corzon's SEC reports. No assurance can be given that the proposals described herein will received shareholder approval or that if the shareholders do approve such proposals, that such proposals will have a positive impact on Corzon or the value of its shares.



              1087 BROAD STREET, FOURTH FLOOR, BRIDGEPORT, CT 06604
        PHONE: (203) 333-6389 FAX: (203) 335-1455 EMAIL: ircorzon@aol.com